Exhibit 99.01

MEDIA CONTACT:	INVESTOR CONTACT:
Spring Harris	Soohwan Kim, CFA
NortonLifeLock Inc.	NortonLifeLock Inc.
press@nortonlifelock.com	ir@nortonlifelock.com

NortonLifeLock Delivers Strong Growth in Q1 Fiscal 2021
Reported Billings up 9% and Customer Count Increased More Than 400,000

TEMPE, Ariz. – Aug 6, 2020 – NortonLifeLock Inc. (NASDAQ: NLOK), a global leader in consumer Cyber Safety, today reported results for its first quarter fiscal year 2021 which ended July 3, 2020.

First Quarter GAAP revenue from Continuing Operations was $614 million, compared to $650 million a year ago which included revenue from ID Analytics and the extra week in first quarter fiscal 2020. Q1 GAAP diluted EPS was $0.19, compared to $0.04 a year ago.

Q1 Non-GAAP Financial and Operational Highlights from Continuing Operations:
●	Consumer revenue was $614 million, up 4% year-over-year
●	Non-GAAP diluted EPS was $0.31, compared to $0.21 a year ago, up 48% year-over-year
●	Consumer reported billings growth of 9% year-over-year
●	Average revenue per user of $9.03 per month, up 2% year-over-year
●	Direct customer count of 20.6 million, up 416,000 year-over-year

“In our first quarter, we drove better than expected results on the top and bottom lines. We demonstrated great progress towards our goal to deliver sustained mid-single digit growth, with reported billings up 9% and customer count growing year-over-year for the first time in over 5 years,” said Vincent Pilette, CEO of NortonLifeLock. “We are off to a strong start this year and I’m even more excited about our vision to keep people around the world Cyber Safe. We believe it is our responsibility to provide everyone with innovative products and solutions to protect and control their digital lives.”

Transition to a Pure-Play Consumer Company to be Completed by end of August
NortonLifeLock’s transition to a pure-play consumer company will be completed by the end of August. Through Q1, approximately 95% of the stranded costs have been removed and the latest estimate for total stranded costs are $950 million, of which $650 million are cash costs. The stranded cash costs have already been more than offset by $875 million in realized proceeds from the sale of under-utilized assets. The Company remains committed to its target of $1.5 billion in total proceeds from sales of under-utilized assets.

Q2 Fiscal Year 2021 Guidance
●	Revenue in the range of $615 to $625 million, representing 3 to 5% growth adjusting for ID Analytics revenue ($13 million)
●	Non-GAAP EPS in the range of $0.31 to $0.35

NortonLifeLock’s Board of Directors has declared a quarterly cash dividend of $0.125 per common share to be paid on September 16, 2020 to all shareholders of record as of the close of business on August 24, 2020.

To help readers understand our past financial performance and our future results, we supplement the financial results that we provide in accordance with generally accepted accounting principles, or GAAP, with non-GAAP financial measures. The methods we use to produce non-GAAP results are not in accordance with GAAP and may differ from the methods used by other companies. Additional information regarding our non-GAAP measures are provided below. No reconciliation of the forecasted range for non-GAAP EPS guidance is included in this release because it would be unreasonably burdensome to forecast the impacts of significant changes in our business such as restructuring activities related to the sale of our enterprise business.

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For additional details regarding NortonLifeLock’s results and outlook, please see the Earnings Presentation and the Supplemental Information on the investor relations page of our website at: http://investor.nortonlifelock.com

Conference Call
NortonLifeLock has scheduled a conference call for 5:00 p.m. EDT / 2:00 p.m. MST today to discuss its results for its first quarter fiscal year 2021 ended July 3, 2020 and to review guidance. Interested parties may access the conference call by dialing (970) 297-2372 and using conference ID 1625248. A live audio webcast of the conference call will also be available through NortonLifeLock's Investor Relations website at http://investor.nortonlifelock.com/investor-relations/events-calendar/. A replay and our prepared remarks will be available on the investor relations home page shortly after the call is completed.

About NortonLifeLock
NortonLifeLock Inc. (NASDAQ: NLOK) is a global leader in consumer Cyber Safety. NortonLifeLock is dedicated to helping secure the devices, identities, online privacy, and home and family needs of nearly 50 million consumers, providing them with a trusted ally in a complex digital world. For more information, please visit www.NortonLifeLock.com.

Forward-Looking Statements:
This press release contains statements which may be considered forward-looking within the meaning of the U.S. federal securities laws. In some cases, you can identify these forward-looking statements by the use of terms such as “expect,” “will,” “continue,” or similar expressions, and variations or negatives of these words, but the absence of these words does not mean that a statement is not forward-looking. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including, but not limited to: the statements under “Q2 Fiscal Year 2021 Guidance,” including expectations relating to operating margin and annualized EPS; the estimated amount and character of, and time to eliminate, stranded costs; the effects of the sale of substantially all of the Enterprise Security business on the Company’s business; the timing and amount of stock repurchases; the long-term operating model of NortonLifeLock; NortonLifeLock’s future revenue growth and cash flow from operations; statements regarding expectations of the recurring nature of consumer subscriptions; statements regarding the compliance with our debt instruments and covenants thereunder; the estimated unrealized cost savings from estimates of future results; the estimated amount, and the Company’s ability to monetize and use the proceeds of sales, of underutilized assets; any other statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. These statements are subject to known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from results expressed or implied in this press release. Such risk factors include, but are not limited to, those related to: the current and future impact of the COVID-19 pandemic on the Company’s business and industry; the effect of the sale of substantially all of the Enterprise Security assets on NortonLifeLock’s retained businesses and products; retention of executive leadership team members; difficulties in improving sales and product development during leadership transitions; difficulties in executing the operating model for the consumer cyber safety business; lower than anticipated returns from the Company's investments in direct customer acquisition; difficulties and delays in reducing run rate expenses and monetizing underutilized assets; general business and economic conditions; matters arising out of our completed Audit Committee investigation and the ongoing U.S. Securities and Exchange Commission investigation; fluctuations and volatility in NortonLifeLock’s stock price; the ability of NortonLifeLock to successfully execute strategic plans; the ability to maintain customer and partner relationships; the ability of NortonLifeLock to achieve its cost and operating efficiency goals; the anticipated growth of certain market segments; NortonLifeLock’s sales and business strategy; fluctuations in tax rates and foreign currency exchange rates; the timing and market acceptance of new product releases and upgrades; and the successful development of new products and the degree to which these products gain market acceptance. Additional information concerning these and other risk factors is contained in the Risk Factors sections of NortonLifeLock’s most recent reports on Form 10-K and Form 10-Q. NortonLifeLock assumes no obligation, and does not intend, to update these forward-looking statements as a result of future events or developments.

Use of Non-GAAP Financial Information:
We use non-GAAP measures of operating margin, net income and earnings per share, which are adjusted from results based on GAAP and exclude certain expenses, gains and losses. We also provide the non-GAAP metrics of Consumer revenues, constant currency revenues and Consumer reported billings, which exclude revenues from our divested ID Analytics solutions. These non-GAAP financial measures are provided to enhance the user’s understanding of our past financial performance and our prospects for the future. Our management team uses these non-GAAP financial measures in assessing NortonLifeLock’s performance, as well as in planning and forecasting future periods. These non-GAAP financial measures are not computed according to GAAP and the methods we use to compute them may differ from the methods used by other companies. Non-GAAP financial measures are supplemental, should not be considered a substitute for financial information presented in accordance with GAAP and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP. Readers are encouraged to review the reconciliation of our non-GAAP financial measures to the comparable GAAP results, which is attached to our quarterly earnings release and which can be found, along with other financial information including the Supplemental Information, on the investor relations page of our website at: http://investor.nortonlifelock.com.

NORTONLIFELOCK INC.
Condensed Consolidated Balance Sheets
(In millions, unaudited)

	July 3, 2020	April 3, 2020
ASSETS
Current assets:
Cash and cash equivalents	$1,073	$2,177
Short-term investments	58	86
Accounts receivable, net	102	111
Other current assets	364	435
Assets held for sale	353	270
Total current assets	1,950	3,079
Property and equipment, net	88	238
Operating lease assets	62	88
Intangible assets, net	1,042	1,067
Goodwill	2,588	2,585
Other long-term assets	675	678
Total assets	$6,405	$7,735
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$60	$87
Accrued compensation and benefits	71	115
Current portion of long-term debt	763	756
Contract liabilities	1,028	1,049
Current operating lease liabilities	26	28
Other current liabilities	600	587
Total current liabilities	2,548	2,622
Long-term debt	2,841	3,465
Long-term contract liabilities	30	27
Deferred income tax liabilities	170	149
Long-term income taxes payable	1,191	1,310
Long-term operating lease liabilities	61	73
Other long-term liabilities	67	79
Total liabilities	6,908	7,725
Total stockholders’ equity (deficit)	(503)	10
Total liabilities and stockholders’ equity (deficit)	$6,405	$7,735

NORTONLIFELOCK INC.
Condensed Consolidated Statements of Operations (1)
(In millions, except per share data, unaudited)

	Three Months Ended
	July 3, 2020	July 5, 2019
Net revenues	$614	$650
Cost of revenues	86	96
Gross profit	528	554
Operating expenses:
Sales and marketing	145	184
Research and development	65	101
General and administrative	53	96
Amortization of intangible assets	18	20
Restructuring and other costs	127	13
Total operating expenses	408	414
Operating income	120	140
Interest expense	(40)	(49)
Other income, net	19	1
Income from continuing operations before income taxes	99	92
Income tax expense (benefit)	(50)	54
Income from continuing operations	149	38
Loss from discontinued operations	(31)	(12)
Net income	$118	$26

Income (loss) per share - basic:
Continuing operations	$0.25	$0.06
Discontinued operations	$(0.05)	$(0.02)
Net income per share - basic	$0.20	$0.04

Income (loss) per share - diluted:
Continuing operations	$0.24	$0.06
Discontinued operations	$(0.05)	$(0.02)
Net income per share - diluted	$0.19	$0.04

Weighted-average shares outstanding:
Basic	590	619
Diluted	614	642

(1) The three months ended July 3, 2020 consisted of 13 weeks whereas the three months ended July 5, 2019 consisted of 14 weeks. The impact of the extra week on revenues in the three months ended July 5, 2019 is estimated to be approximately $44 million.

NORTONLIFELOCK INC.
Condensed Consolidated Statements of Cash Flows
(In millions, unaudited)

	Three Months Ended
	July 3, 2020	July 5, 2019
OPERATING ACTIVITIES:
Net income	$118	$26
Adjustments:
Amortization and depreciation	46	158
Impairments of current and long-lived assets	85	3
Stock-based compensation expense	25	80
Deferred income taxes	20	(30)
Gain on extinguishment of debt	(20)	—
Loss from equity interest	—	11
Non-cash operating lease expense	6	12
Other	24	1
Changes in operating assets and liabilities:
Accounts receivable, net	5	270
Accounts payable	(28)	(21)
Accrued compensation and benefits	(39)	(46)
Contract liabilities	(29)	(161)
Income taxes payable	(88)	72
Other assets	62	5
Other liabilities	(17)	(55)
Net cash provided by operating activities	170	325
INVESTING ACTIVITIES:
Purchases of property and equipment	(1)	(49)
Proceeds from maturities and sales of short-term investments	29	92
Other	(5)	(5)
Net cash provided by investing activities	23	38
FINANCING ACTIVITIES:
Repayments of debt and related equity component	(1,179)	—
Net proceeds from sales of common stock under employee stock incentive plans	2	37
Tax payments related to restricted stock units	(23)	(52)
Dividends and dividend equivalents paid	(105)	(51)
Repurchases of common stock	—	(559)
Net cash used in financing activities	(1,305)	(625)
Effect of exchange rate fluctuations on cash and cash equivalents	8	3
Change in cash and cash equivalents	(1,104)	(259)
Beginning cash and cash equivalents	2,177	1,791
Ending cash and cash equivalents	$1,073	$1,532

NORTONLIFELOCK INC.
Reconciliation of Selected GAAP Measures to Non-GAAP Measures (1) (2)
(In millions, except per share data, unaudited)

	Three Months Ended
	July 3, 2020	July 5, 2019
Operating income	$120	$140
Stock-based compensation	18	26
Amortization of intangible assets	25	27
Restructuring and other costs	127	13
Other	(1)	1
Operating income (Non-GAAP)	$289	$207

Operating margin	19.5%	21.5%
Operating margin (Non-GAAP)	47.1%	31.8%

Net income	$118	$26
Adjustments to income from continuing operations:
Stock-based compensation	17	26
Amortization of intangible assets	25	27
Restructuring and other costs	127	13
Other	(3)	—
Non-cash interest expense	3	6
Gain on extinguishment of debt	(20)	—
Loss from equity method investment	—	11
Total adjustments to GAAP income from continuing operations before income taxes	149	83
Adjustment to GAAP provision for income taxes	(110)	13
Total adjustment to continuing operations, net of taxes	39	96
Discontinued operations	31	12
Net income (Non-GAAP)	$188	$134

Diluted net income per share	$0.19	$0.04
Adjustments to diluted net income per share:
Stock-based compensation	0.03	0.04
Amortization of intangible assets	0.04	0.04
Restructuring and other costs	0.21	0.02
Other	(0.00)	—
Non-cash interest expense	0.00	0.01
Gain on extinguishment of debt	(0.03)	—
Loss from equity method investment	—	0.02
Total adjustments to GAAP income from continuing operations before income taxes	0.24	0.13
Adjustment to GAAP provision for income taxes	(0.18)	0.02
Total adjustment to continuing operations, net of taxes	0.06	0.15
Discontinued operations	0.05	0.02
Diluted net income per share (Non-GAAP)	$0.31	$0.21

Diluted weighted-average shares outstanding	614	642
Incremental dilution	—	—
Diluted weighted-average shares outstanding (Non-GAAP)	614	642

(1) This presentation includes non-GAAP measures. Non-GAAP financial measures are supplemental and should not be considered a substitute for financial information presented in accordance with GAAP.  For a detailed explanation of these non-GAAP measures, see Appendix A.
(2) Amounts may not add due to rounding.

NORTONLIFELOCK INC.
Consumer Revenues, Consumer Reported Billings and Consumer Cyber Safety Metrics
(In millions, except per user data, unaudited)

Consumer Revenues (Non-GAAP)
	Three Months Ended
	July 3, 2020	July 5, 2019	Variance in %
Revenues (1)	$614	$650	(6)%
Exclude revenues from ID Analytics (2)	—	(14)
Consumer revenues (Non-GAAP)	614	636	(3)%
Exclude foreign exchange impact (3)	1	—
Constant currency adjusted consumer revenues (Non-GAAP)	615	636	(3)%
Exclude extra week impact (1)	—	(44)
Constant currency and extra week adjusted consumer revenues (Non-GAAP)	$615	$592	4%

Consumer Reported Billings (Non-GAAP)
	Three Months Ended
	July 3, 2020	July 5, 2019	Variance in %
Revenues (1)	$614	$650	(6)%
Add: Contract liabilities (end of period)	1,058	1,011
Less: Contract liabilities (beginning of period)	(1,076)	(1,059)
Add: Other contract liabilities adjustment (4)	—	5
Reported billings (Non-GAAP)	596	607	(2)%
Exclude revenue from ID Analytics (2)	—	(14)
Consumer reported billings (Non-GAAP)	596	593	1%
Exclude extra week impact (1)	—	(44)
Consumer reported billings excluding extra week impact (Non-GAAP)	$596	$549	9%

Consumer Cyber Safety Metrics
	Three Months Ended
	July 3, 2020	April 3, 2020	July 5, 2019
Direct customer revenues	$552	$549	$577
Partner revenues	$62	$61	$59
Revenues from ID Analytics	$—	$4	$14
Average direct customer count	20.4	20.2	20.2
Direct customer count (at quarter end)	20.6	20.2	20.1
Direct average revenue per user (ARPU) (5)	$9.03	$9.07	$8.83

(1) The three months ended July 3, 2020 consisted of 13 weeks whereas the three months ended July 5, 2019 consisted of 14 weeks. The impact of the extra week on revenues in the three months ended July 5, 2019 was estimated to be approximately $44 million.
(2) In the three months ended April 3, 2020, we divested our ID Analytics solutions. We present consumer reported billings and consumer revenues to enhance comparability of the reported billings and revenues of our remaining solutions to the year ago period.
(3) Calculated using year ago foreign exchange rates.
(4) Other contract liabilities adjustment for the three months ended July 5, 2019 represents the change in contract liabilities related to Veritas discontinued operations of $5 million.
(5) ARPU in the three months ended July 5, 2019 was normalized to exclude the impact of the extra week on direct revenue, which we estimate to be approximately $41 million.

NORTONLIFELOCK INC.
Appendix A
Explanation of Non-GAAP Measures and Other Items

Objective of non-GAAP measures:  We believe our presentation of non-GAAP financial measures, when taken together with corresponding GAAP financial measures, provides meaningful supplemental information regarding the Company’s operating performance for the reasons discussed below. Our management team uses these non-GAAP financial measures in assessing NortonLifeLock’s performance, as well as in planning and forecasting future periods. Due to the importance of these measures in managing the business, we use non-GAAP measures in the evaluation of management’s compensation. These non-GAAP financial measures are not computed according to GAAP and the methods we use to compute them may differ from the methods used by other companies.  Non-GAAP financial measures are supplemental and should not be considered a substitute for financial information presented in accordance with GAAP and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP.
Contract liabilities adjustment:  Our non-GAAP net revenues eliminate the impact of contract liabilities purchase accounting adjustments required by GAAP. GAAP requires an adjustment to the liability for acquired contract liabilities such that the liability approximates how much we, the acquirer, would have to pay a third party to assume the liability. We believe that eliminating the impact of this adjustment improves the comparability of revenues between periods. Also, although the adjustment amounts will never be recognized in our GAAP financial statements, we do not expect the acquisitions to affect the future renewal rates of revenues excluded by the adjustments. In addition, our management uses non-GAAP net revenues, adjusted for the impact of purchase accounting adjustments to assess our operating performance and overall revenue trends. Nevertheless, non-GAAP net revenues has limitations as an analytical tool and should not be considered in isolation or as a substitute for GAAP net revenues. We believe these adjustments are useful to investors as an additional means to reflect revenue trends of our business. However, other companies in our industry may not calculate these measures in the same manner which may limit their usefulness for comparative purposes.
Stock-based compensation:  This consists of expenses for employee restricted stock units, performance-based awards, bonus share programs, stock options and our employee stock purchase plan, determined in accordance with GAAP.  We evaluate our performance both with and without these measures because stock-based compensation is a non-cash expense and can vary significantly over time based on the timing, size, nature and design of the awards granted, and is influenced in part by certain factors that are generally beyond our control, such as the volatility of the market value of our common stock. In addition, for comparability purposes, we believe it is useful to provide a non-GAAP financial measure that excludes stock-based compensation to facilitate the comparison of our results to those of other companies in our industry.
Amortization of intangible assets:  Amortization of intangible assets consists of amortization of acquisition-related intangibles assets such as developed technology, customer relationships and trade names acquired in connection with business combinations. We record charges relating to the amortization of these intangibles within both cost of revenues and operating expenses in our GAAP financial statements.  Under purchase accounting, we are required to allocate a portion of the purchase price to intangible assets acquired and amortize this amount over the estimated useful lives of the acquired intangible assets. However, the purchase price allocated to these assets is not necessarily reflective of the cost we would incur to internally develop the intangible asset. Further, amortization charges for our acquired intangible assets are inconsistent in size and are significantly impacted by the timing and valuation of our acquisitions. We eliminate these charges from our non-GAAP operating results to facilitate an evaluation of our current operating performance and provide better comparability to our past operating performance.
Restructuring and other costs:  Restructuring charges are costs associated with a formal restructuring plan and are primarily related to employee severance and benefit arrangements, contract termination costs, and assets write-offs, as well as other exit and disposal costs. Included in other exit and disposal costs are advisory fees incurred in connection with restructuring events and facilities exit costs. Separation costs primarily consist of consulting costs incurred in connection with the divestiture of our Enterprise Security business (the Broadcom sale). We exclude restructuring and other costs from our non-GAAP results as we believe that these costs are incremental to core activities that arise in the ordinary course of our business and do not reflect our current operating performance, and that excluding these charges facilitates a more meaningful evaluation of our current operating performance and comparisons to our past operating performance.
Acquisition-related costs:  These represent the transaction and business integration costs related to significant acquisitions that are charged to operating expense in our GAAP financial statements. These costs include incremental expenses incurred to affect these business combinations such as advisory, legal, accounting, valuation, and other professional or consulting fees. We exclude these costs from our non-GAAP results as they have no direct correlation to the operation of our business, and because we believe that the non-GAAP financial measures excluding these costs provide meaningful supplemental information regarding the spending trends of our business. In addition, these costs vary, depending on the size and complexity of the acquisitions, and are not indicative of costs of future acquisitions.
Litigation settlement:  We may periodically incur charges or benefits related to litigation settlements.  We exclude these charges and benefits when associated with a significant settlement because we do not believe they are reflective of ongoing business and operating results.
Non-cash interest expense and amortization of debt issuance costs:  In accordance with GAAP, we separately account for the value of the conversion feature on our convertible notes as a debt discount that reflects our assumed non-convertible debt borrowing rates. We amortize the discount and debt issuance costs over the term of the related debt. We exclude the difference between the imputed interest expense, which includes the amortization of the conversion feature and of the issuance costs, and the coupon interest payments because we believe that excluding these costs provides meaningful supplemental information regarding the cash cost of our convertible debt and enhance investors’ ability to view the Company’s results from management’s perspective.

Gains on divestiture and sale of equity method investment:  We periodically recognize gains on divestitures. In the third quarter of fiscal 2020, we recognized a gain of $379 million related to the sale of our DigiCert equity interest. In the fourth quarter of fiscal 2020, we recognized a gain of $250 million related to the divestiture of our ID Analytics solutions. We have excluded these gains for purposes of calculating our non-GAAP results. We believe making these adjustments facilitates a better evaluation of our current operating performance and comparisons to past operating results.
Gain (loss) on extinguishment of debt:  We record gains or losses on extinguishment of debt. Gains or losses represent the difference between the fair value of the exchange consideration and the carrying value of the liability component of the debt at the date of extinguishment. We exclude the gain or loss on debt extinguishment in our non-GAAP results because they are not reflective of our ongoing business.
Gain (loss) from equity method investment:  We record gains or losses in equity method investments representing net income or loss attributable to our noncontrolling interest in companies over which we have limited control and visibility. We exclude such gains and losses in full because we lack control over the operations of the investee and the related gains and losses are not indicative of our ongoing core results.
Gain (loss) on equity investments:  We record gains or losses, unrealized and realized, on equity investments in privately-held companies. We exclude the net gains or losses because we do not believe they are reflective of our ongoing business.
Income tax effects and adjustments:  We use a non-GAAP tax rate that excludes (1) the discrete impacts of changes in tax legislation, (2) most other significant discrete items, (3) certain unique GAAP reporting requirements under discontinued operations and (4) the income tax effects of the non-GAAP adjustment to our operating results described above. We believe making these adjustments facilitates a better evaluation of our current operating performance and comparisons to past operating results. Our tax rate is subject to change for a variety of reasons, such as significant changes in the geographic earnings mix due to acquisition and divestiture activities or fundamental tax law changes in major jurisdictions where we operate. In June 2019, the U.S. Court of Appeals for the Ninth Circuit Court issued an opinion in Altera Corp. v. Commissioner which reversed a United States Tax Court decision regarding the treatment of share-based compensation expense in a cost sharing arrangement. As a result, we recorded a cumulative income tax expense of $23 million for continuing operation in fiscal 2020, which has been excluded from our non-GAAP tax provision.
Discontinued operations:  On November 4, 2019, we completed the Broadcom sale. In January 2016, we completed the sale of assets related to our Veritas operations. The results of our divested operations that were subject to these divestitures are presented as discontinued operations in our statements of operations and thus have been excluded from non-GAAP net income for all reported periods.
Diluted GAAP and non-GAAP weighted-average shares outstanding:  Diluted GAAP and non-GAAP weighted-average shares outstanding are the same, except in periods that there is a GAAP loss from continuing operations. In accordance with GAAP, we do not present dilution for GAAP in periods in which there is a loss from continuing operations. However, if there is non-GAAP net income, we present dilution for non-GAAP weighted-average shares outstanding in an amount equal to the dilution that would have been presented had there been GAAP income from continuing operations for the period.
Reported billings:  We define reported billings as total revenue plus the change in adjusted contract liabilities. The change in contract liabilities excludes the change related to discontinued operations that does not amortize to revenue from continuing operations. We consider reported billings to be a useful metric for management and investors because it facilitates an analysis of changes in contract liabilities balances that are an indicator of the health and visibility of our business. There are several limitations related to the use of reported billings versus revenue calculated in accordance with GAAP. First, reported billings include amounts that have not yet been recognized as revenue. Second, our calculation of reported billings may be different from other companies in our industry, some of which may not use reported billings, may calculate reported billings differently, may have different reported billing frequencies, or may use other financial measures to evaluate their performance, all of which could reduce the usefulness of reported billings as a comparative measure. We compensate for these limitations by providing specific information regarding GAAP revenue and evaluating reported billings together with revenue calculated in accordance with GAAP.
Consumer reported billings:  We define consumer reported billings as total revenue plus the change in adjusted contract liabilities excluding amounts related to our ID Analytics solutions. ID Analytics solutions were divested in the fourth quarter of fiscal 2020. We are presenting consumer reported billings to provide readers with a better understanding of the impact from the divestiture of ID Analytics solutions on the historical performance of our consumer business and to assist readers in analyzing our performance in future periods. This metric is subject to the same limitations as reported billings discussed above.
Bookings: Bookings are defined as customer orders received that are expected to generate net revenues in the future. We present the operational metric of bookings because it reflects customers' demand for our products and services and to assist readers in analyzing our performance in future periods.
Free cash flow:  Free cash flow is defined as cash flows from operating activities less purchases of property and equipment. Free cash flow is not a measure of financial condition under GAAP and does not reflect our future contractual commitments and the total increase or decrease of our cash balance for a given period, and thus should not be considered as an alternative to cash flows from operating activities or as a measure of liquidity.
Non-GAAP constant currency adjusted revenues:  Non-GAAP constant currency adjusted revenues are defined as revenues adjusted for foreign exchange impact, calculated by translating current period revenue using the year ago currency conversion rate.

Consumer revenues: Consumer revenues exclude revenues from our ID Analytics solutions, which was divested in the fourth quarter of fiscal 2020. We are presenting consumer revenues to provide readers with a better understanding of the impact from the divestiture of ID Analytics solutions on our historical results and to assist readers in analyzing results in future periods.
Consumer Cyber Safety direct customer count:  Direct customers are defined as active paid users of our consumer solutions who have a direct billing relationship with us at the end of the reported period. Users with multiple products or entitlements are counted for based on which solutions they are subscribed. We exclude users on free trials and promotions and users who have indirectly purchased our product or services through partners unless such users convert or renew their subscription directly with us. Average direct customer count presents the average of the total number of direct customers at the beginning and end of the fiscal quarter.
Consumer Cyber Safety direct average revenues per user (ARPU):  ARPU is calculated as estimated direct customer revenues for the period divided by the average direct customer count for the same period, expressed as a monthly figure. We monitor ARPU because it helps us understand the rate at which we are monetizing our consumer customer base.
Annual retention rate: Annual retention rate is defined as the number of direct customers who have more than a one-year tenure as of the end of the most recently completed fiscal period divided by the total number of direct customers as of the end of the period from one year ago. We monitor annual retention rate to evaluate the effectiveness of our strategies to improve renewals of subscriptions.